                                                                EXHIBIT 4.2









                               LOAN AGREEMENT

                               BY AND BETWEEN

                         M&I MARSHALL & ILSLEY BANK

                                     AND

                             THE OILGEAR COMPANY

                       DATED AS OF SEPTEMBER 28, 1990

                           AS AMENDED AND RESTATED
                             AS OF JUNE 17, 1996

                              TABLE OF CONTENTS


ARTICLE I  DEFINITIONS ...........................................   2

ARTICLE II COMMITMENTS; THE LOANS ................................   9

     2.1   Revolving Credit Loans ................................   9

     2.2   Term Loan .............................................  10

     2.3   Second Term Loan ......................................  10

     2.4   Pound Sterling Loans ..................................  11

     2.5   Setting and Notice of Rates ...........................  12

     2.6   Computation of Interest and Fees ......................  12

     2.7   Default Interest on the Loans .........................  12

     2.8   Payments ..............................................  12

     2.9   Application of Certain Payments .......................  13

     2.10  Prepayments ...........................................  13

     2.11  Recordkeeping .........................................  13

     2.12  Commitment Fees .......................................  14

     2.13  Reduction or Termination of Commitments ...............  14

     2.14  Warranty ..............................................  14

     2.15  Use of Proceeds .......................................  15

     2.16  Indemnity .............................................  15

     2.17  Increased Costs .......................................  15

     2.18  Change of Control .....................................  15

     2.19  Deposits Unavailable or Interest Rate Unascertainable..  16

     2.20  Change in Law Rendering Loans Unlawful ................  17

     2.21  Taxes .................................................  17

     2.22  Discretion of M&I as to Manner of Funding .............  17

ARTICLE III CONDITIONS ...........................................  18

     3.1   All Loans  ............................................  18


ARTICLE IV REPRESENTATIONS AND WARRANTIES ........................  18

     4.1   Organization and Qualification ........................  18

     4.2   Financial Statements ..................................  18

     4.3.  Authorization; Enforceability .........................  18

     4.4   Absence of Conflicting Obligations ....................  19

     4.5   Taxes .................................................  19

     4.6   Absence of Litigation .................................  19

     4.7   Undisclosed Liabilities ...............................  19

     4.8   Accuracy of Information ...............................  19

     4.9   Title to Property .....................................  19

     4.10  ERISA .................................................  19

     4.11  Subsidiaries ..........................................  20

     4.12  Federal Reserve Regulations ...........................  20

     4.13  Offering of Notes .....................................  20

ARTICLE V NEGATIVE COVENANTS .....................................  20

     5.1  Liens ..................................................  20

     5.2  Sale of Assets, Consolidation, Merger ..................  20

     5.3  Dividends ..............................................  21

     5.4  Indebtedness ...........................................  21

     5.5  Pound Sterling and Revolving Credit Loans ..............  21

     5.6  Capital Expenditures ...................................  21

     5.7  Loans and Advances .....................................  21

     5.8  Transactions with Affiliates ...........................  21

     5.9  Investments ............................................  22


ARTICLE VI AFFIRMATIVE COVENANTS .................................   22

     6.1  Corporate Existence; Properties ........................   22

     6.2  Reporting Requirements .................................   22

     6.3  Taxes ..................................................   23

     6.4  Inspection of Properties and Records ...................   24

     6.5  Consolidated Current Ratio .............................   24

     6.6  Consolidated Debt to Worth Ratio .......................   24

     6.7  Consolidated Tangible Net Worth ........................   24

     6.8  Compliance with Laws ...................................   24

     6.9  ERISA ..................................................   24

     6.10  Notices ...............................................   24

     6.11  Consolidated Debt Service Coverage Ratio ..............   25

ARTICLE VII REMEDIES .............................................   25

     7.1   Acceleration ..........................................   25

     7.2   Remedies Not Exclusive ................................   25

     7.3   Setoff ................................................   25


ARTICLE VIII MISCELLANEOUS .......................................  25

     8.1  Acquisition of Notes ...................................  25

     8.2  Indemnification ........................................  26

     8.3  Expenses and Attorney's Fees ...........................  26

     8.4  Assignability; Successors ..............................  26

     8.5  Survival ...............................................  26

     8.6  Governing Law ..........................................  26

     8.7  Counterparts; Headings .................................  26

     8.8  Entire Agreement .......................................  26

     8.9  Notices ................................................  27

     8.10  Amendment .............................................  27

     8.11  Taxes .................................................  27

     8.12  Participation .........................................  27

     8.13  Severability ..........................................  27

     8.14  No Reliance ...........................................  27

     8.15  Confirmations .........................................  28

     8.16  Computations ..........................................  28

     8.17  Accounting Terms; Definitions .........................  28

     EXHIBIT 1 ...................................................   1

     EXHIBIT 2 ...................................................   1



                                 LOAN AGREEMENT


     THIS LOAN AGREEMENT is made as of this 28th day of September, 1990 as amended and restated as of June 17, 1996 by and between THE OILGEAR COMPANY and M&I MARSHALL & ILSLEY BANK.

     WHEREAS, M&I and the Company are parties to a Loan Agreement dated as of September 28, 1990 as amended and restated by a Second Amendatory Loan Agreement dated as of July 15, 1994, and as further amended by Amendment No. 1 to Second Amendatory Loan Agreement dated as of April 30, 1995 and by Amendment No. 2 to Second Amendatory Loan Agreement dated as of November 20, 1995 (the "Original Loan Agreement");

     WHEREAS, M&I and the Company wish to amend and restate in its entirety the Original Loan Agreement as set forth in this Loan Agreement.

     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

     THE ORIGINAL LOAN AGREEMENT IS HEREBY AMENDED BY DELETING ALL OF THE TERMS AND PROVISIONS THEREIN AND PLACING IN LIEU THEREOF THE TERMS AND PROVISIONS CONTAINED IN THIS LOAN AGREEMENT, IT BEING EXPRESSLY UNDERSTOOD THAT ALL REFERENCES TO THE "LOAN AGREEMENT" IN THE NOTES, THE SECURITY AGREEMENT AND ALL OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS DELIVERED IN CONNECTION WITH THE ORIGINAL LOAN AGREEMENT SHALL HEREAFTER REFER TO THIS LOAN AGREEMENT. THE NOTES AND THE SECURITY AGREEMENT SHALL BE DEEMED TO BE AMENDED TO CONFORM TO THE CHANGES MADE BY THIS LOAN AGREEMENT, IT BEING EXPRESSLY UNDERSTOOD THAT ALL REFERENCES TO SUCH INSTRUMENTS AND AGREEMENTS SHALL HEREAFTER REFER TO SUCH INSTRUMENTS AND DOCUMENTS AS AMENDED BY OR PURSUANT TO THIS LOAN AGREEMENT. WITHOUT IN ANY WAY LIMITING THE FOREGOING, ANY REFERENCES IN THE SECURITY AGREEMENT TO THE NOTES SHALL REFER TO THE REVOLVING CREDIT NOTE IN THE ORIGINAL PRINCIPAL AMOUNT OF $16,000,000 DATED JULY 31, 1992, AS AMENDED AND RESTATED ON JUNE 17, 1996 AND THE POUND STERLING NOTE IN THE ORIGINAL PRINCIPAL AMOUNT OF L.1,000,000 DATED NOVEMBER 20, 1995, AS AMENDED AND RESTATED ON JUNE 17, 1996, AS EACH OF SUCH NOTES MAY BE AMENDED, MODIFIED, EXTENDED OR RENEWED FROM TIME TO TIME. IT IS EXPRESSLY UNDERSTOOD THAT THE OBLIGATIONS OF THE COMPANY, AND THE SECURITY INTEREST GRANTED IN FAVOR OF M&I, PURSUANT TO THE ORIGINAL LOAN AGREEMENT, THE NOTES, THE SECURITY AGREEMENT AND ALL OTHER DOCUMENTS, INSTRUMENTS AND AGREEMENTS DELIVERED IN CONNECTION WITH THE ORIGINAL LOAN AGREEMENT ARE NOT TO BE DEEMED TO BE IN ANY WAY PAID, RELEASED, SATISFIED OR IMPAIRED AND ARE ONLY TO BE EXTENDED BY THIS LOAN AGREEMENT.

                                  ARTICLE I
                                 DEFINITIONS

     When used in this Loan Agreement, the following terms shall have the meanings specified:

     Banking Day. "Banking Day" shall mean: (a) with respect to Loans other than Pound Sterling Loans, any day of the year on which banks are open for business in Milwaukee; and (b) with respect to Pound Sterling Loans, any Banking Day on which commercial banks are open for international business.

     Commitment. "Commitment" shall mean the commitment of M&I to make Revolving Credit Loans to the Company under the Loan Agreement up to the maximum principal amount of Sixteen Million and 00/100 Dollars ($16,000,000.00) through the Commitment Termination Date, or such lesser amount resulting from a termination or reduction of the Commitment pursuant to Section 2.13, 2.18 or
7.1 of this Loan Agreement.

     Commitment Fee. "Commitment Fee" shall mean the fee payable by the Company in respect of the Commitment pursuant to Section 2.12(a) of this Loan Agreement.

     Commitments. "Commitments" shall mean the Commitment and the Pound Sterling Commitment.

     Commitment Termination Date. "Commitment Termination Date" shall mean the earlier of (a) April 30, 1999 or (b) the date on which the Commitment is terminated pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement.

     Company. "Company" shall mean The Oilgear Company, a Wisconsin corporation.

     Consolidated Current Assets. "Consolidated Current Assets" shall mean all consolidated assets of the Company and all Subsidiaries which would, in accordance with generally accepted accounting principles, be classified as current assets at such date, but shall not include goodwill, patents, trademarks, trade names, copyrights and other assets properly classified as intangible assets.

     Consolidated Current Liabilities. "Consolidated Current Liabilities" shall mean all consolidated liabilities of the Company and all Subsidiaries which would, in accordance with generally accepted accounting principles, be classified as current liabilities at such date, including tax and all other proper accruals and any indebtedness payable upon demand or maturing within 12 months from such date.

     Consolidated Current Ratio. "Consolidated Current Ratio" shall mean the relationship, expressed as a numerical ratio, which Consolidated Current Assets bears to Consolidated Current Liabilities.

     Consolidated Debt Service Coverage Ratio. "Debt Service Coverage Ratio" shall mean the relationship, expressed as a numerical ratio, which (a) the sum of Consolidated Net Income of the Company and its Subsidiaries, plus (to the extent deducted from the revenues of the Company and its Subsidiaries in the calculation of Consolidated Net Income) (i) interest expenses incurred, (ii) deferred income taxes accrued, (iii) depreciation, and (iv) amortization and other non-cash charges; bears to (b) the sum of payments made or required to be made by the Company and its Subsidiaries during such period for (i) total principal and interest due on the Loans or Indebtedness described in Section 5.4(c) or (e) of this Loan Agreement, and (ii) dividends on or repurchases of capital stock of the Company.

     Consolidated Debt to Worth Ratio. "Consolidated Debt to Worth Ratio" shall mean the relationship, expressed as a numerical ratio, which Consolidated Total Debt bears to Consolidated Tangible Net Worth.

     Consolidated Net Income. "Consolidated Net Income" shall mean the consolidated after tax net income or net loss (excluding the effect of any extraordinary gains or losses not in the ordinary course of business) of the Company and its Subsidiaries for the relevant time period calculated in accordance with generally accepted accounting principles consistently applied, and further excluding the after-tax effect of the sum of (a) any net earnings of any Subsidiary which are unavailable for the payment of dividends, (b) interest in any net earnings of Persons in which the Company or its Subsidiaries has an ownership interest (other than Subsidiaries) not actually received, (c) gains arising from a write-up of assets, (d) gains arising from the acquisition of any securities of the Company or any Subsidiary, (e) gains resulting from the sale of any investments or capital assets, (f) amortization of any deferred credit arising from the acquisition of any Person or in the property or assets of any Person, (g) earnings of any Subsidiary prior to the date it became a Subsidiary, (h) earnings acquired by the Company or any Subsidiary through purchase, merger or consolidation or otherwise for any period prior to the date of such acquisition, (i) other non-operating and extraordinary gains and losses, and (j) proceeds of any life insurance policies payable to the Company or any Subsidiary.

     Consolidated Tangible Net Worth. "Consolidated Tangible Net Worth" shall mean the excess, if any, of all consolidated assets of the Company and all Subsidiaries (excluding goodwill, patents, trademarks, trade names, copyrights and other assets properly classified as intangible assets) over all consolidated liabilities of the Company and all Subsidiaries determined in accordance with generally accepted accounting principles minus, to the extent not already deducted from the foregoing, (a) the net book value of drawings, patterns and patents and (b) adjustments from foreign currency translation.

     Consolidated Total Debt. "Consolidated Total Debt" shall mean the total of all consolidated liabilities of the Company and all Subsidiaries which would appear as liabilities on a consolidated balance sheet of the Company and all Subsidiaries in accordance with generally accepted accounting principles, including capitalized leases.

     Continue. "Continue", "Continuation" and "Continued" shall mean a continuation of a Loan pursuant to Sections 2.1(c), 2.3(b) or 2.4(c) of this Loan Agreement.

     Controlled Group. "Controlled Group" shall mean a controlled group of corporations as defined in Section 1563 of the Internal Revenue Code of 1986, as amended, of which the Company is a part.

     Convert. "Convert", "Conversion" and "Converted" shall mean a voluntary conversion by the Company of an interest rate for a Loan pursuant to Sections 2.1(c) or 2.3(c) of this Loan Agreement.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be in effect from time to time.

     Event of Default.  "Event of Default" shall mean any one of the following:

     (a) the Company shall fail to pay when due any installment of the principal of any Note;

     (b) the Company shall fail to pay when due any interest upon any Note or any amount due under this Loan Agreement or the Security Agreement and such default shall have continued for a period of five (5) calendar days after written notice from M&I to the Company specifying such default and requiring it to be remedied;

     (c) the Company shall default in the performance or observance of any of the covenants and agreements contained in Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 6.1(a), 6.3, 6.5, 6.6, 6.7 and 6.11 of this Loan Agreement;

     (d) the Company shall default in the performance or observance of any of the other covenants, agreements or conditions contained in this Loan Agreement, the Notes, the Security Agreement or in other instruments delivered by it to M&I and such default shall have continued for a period of ten (10) calendar days after written notice from M&I to the Company specifying such default and requiring it to be remedied;

     (e) any representation or warranty made by the Company in this Loan Agreement or in any document or financial statement delivered pursuant hereto shall prove to have been false in any material respect as of the time when made or given;

     (f) final judgments shall be entered against the Company which, when added to other final judgments against the Company and all Subsidiaries, exceeds the aggregate amount of $100,000 and shall remain outstanding and unsatisfied, unbonded or unstayed after sixty (60) days from the date of entry thereof;

     (g) the Company or any Subsidiary shall: (i) become insolvent or take or fail to take any action which constitutes an admission of inability to pay its debts as they mature, (ii) make a general assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its assets, (iii) become the subject of an "order for relief" within the meaning of the United States Bankruptcy Code, (iv) file a petition in bankruptcy, or for reorganization, or to effect a plan or other arrangement with creditors, (v) file an answer to a creditor's petition, admitting the material allegations thereof, for an adjudication of bankruptcy or for reorganization or to effect a plan or other arrangement with creditors, (vi) apply to a court for the appointment of a receiver or custodian for any of its assets or properties, or
(vii) have a receiver or custodian appointed for any of its assets or properties, with or without consent, and such receiver shall not be discharged within sixty days after his appointment;

     (h) the Company or any Subsidiary adopts a plan of liquidation of its assets;

     (i) the Company or any Subsidiary defaults on any obligation for borrowed money, other than the Loans, beyond any applicable grace period which, when added to other obligations for borrowed money with respect to which the Company or any Subsidiary has defaulted, exceeds the aggregate amount of $100,000; or

     (j) there shall be a default in the performance or observance of any provision contained in the Security Agreement, and such default shall have continued for a period of ten (10) calendar days after written notice from M&I to the Company specifying such default and requiring it to be remedied.

     Existing Subsidiaries. "Existing Subsidiaries" shall mean the Subsidiaries set forth on Exhibit 1 hereto.

     Fixed Rate. "Fixed Rate" shall have the meaning set forth in Section 2.3(c) of this Loan Agreement.

     Indebtedness. "Indebtedness" shall mean all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent:
(a) for borrowed money; (b) evidenced by notes, bonds, debentures, guarantees, reimbursement agreements or similar instruments; or (c) secured by any Lien.

     Investment. "Investment" shall mean: (a) any transfer or delivery of cash, stock or other property or value by such

Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; and (d) any investment in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

     Interest Period. An "Interest Period": (a) for any Loan bearing interest at LIBOR, shall commence on the first day of any calendar month and shall end on the last day of such calendar month; and (b) for any Loan bearing interest at the Pound Sterling Rate, shall commence on any day of a calendar month and shall end on the same day of the calendar month which is three (3) months later. Each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day.

     LIBOR. "LIBOR" shall mean an annual rate of interest equal to the Adjusted Interbank Rate (defined immediately below), which rate shall change on the first day of each calendar month. Each change in any rate of interest computed by reference to LIBOR shall take effect on the first day of each calendar month.

      "Adjusted Interbank Rate" means an annual rate with respect to any Interest Period for any calendar month (rounded upwards, if necessary, to the nearest 1/100 of 1%), determined pursuant to the following formula:

                  Adjusted Interbank Rate = Interbank Rate
                                            ---------------------
                                            1 - Interbank Reserve
                                                   Requirement

      "Interbank Rate" means with respect to any Loan for any Interest Period, the rate per annum equal to the rate (rounded upwards, if necessary, to the nearest 1/16 of 1%) quoted as the rate at which dollar deposits in immediately available funds are offered on the first day each calendar month in the interbank Eurodollar market on or about 9:00 A.M. Milwaukee time for a period of one (1) calendar month and in an amount equal to or comparable to the amount of such Loan. If the first day of any calendar month is not a Banking Day, the Interbank Rate shall be established on the preceding Banking Day. Each such determination shall be conclusive and binding upon the parties hereto in the absence of demonstrable error. M&I currently uses the Knight Ridder Information Service to provide information with respect to the interbank Eurodollar market, but M&I may change the service providing such information at any time.

      "Interbank Reserve Requirement" means a percentage (expressed as a decimal) equal to the aggregate reserve requirements in effect on the first day of each calendar month (including all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during each calendar month) specified for "Eurocurrency Liabilities" under Regulation D of the Board of Governors of the Federal Reserve System, or any other regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency Liabilities" as presently defined in Regulation D, as then in effect, as applicable to the class or classes of banks of which the Agent is a member. As of the date of this Loan Agreement, the Interbank Reserve Requirement is 0%.

     Lien. "Lien" shall mean, with respect to any asset: (a) any mortgage, pledge, lien, charge, security interest or encumbrance of any kind; and (b) the interest of a vendor or lessor under any conditional sale agreement, financing lease or other title retention agreement relating to such asset.

     Loan Agreement. "Loan Agreement" shall mean this Loan Agreement dated as of September 28, 1990, as amended and restated as of June 17, 1996, together with the Exhibits attached hereto, and as the same shall be further amended from time to time in accordance with the terms hereof.

     Loan or Loans. "Loan" or "Loans" shall mean the Revolving Credit Loans, the Term Loan, the Second Term Loan, the Pound Sterling Loans and/or any other loans made by M&I from time to time pursuant to this Loan Agreement.

     M&I. "M&I" shall mean M&I Marshall & Ilsley Bank, a Wisconsin banking corporation.

     Note or Notes. "Note" or "Notes" shall mean the Revolving Credit Note, the Term Note, the Second Term Note, the Pound Sterling Note and/or any other promissory note issued from time to time by the Company evidencing a loan made by M&I pursuant to this Loan Agreement, and any renewal, refinancing, increase, extension, amendment or modification of such Notes.

     Officer's Certificate. "Officer's Certificate" shall mean a certificate in the form of Exhibit 2 attached to this Loan Agreement signed in the name of the Company by its President, any Vice President or the Treasurer.

     Permitted Liens.  "Permitted Liens" shall mean:

     (a) Liens for taxes, assessments, or governmental charges, and Liens incident to construction, which are either not delinquent or are being contested in good faith by appropriate proceedings which will prevent foreclosure of such Liens, and against which adequate reserves have been provided;

     (b) easements, restrictions, minor title irregularities and similar matters which have no adverse effect as a practical matter upon the ownership and use of the affected property;

     (c) Liens or deposits in connection with workmen's compensation or other insurance or to secure customs' duties, public or statutory obligations in lieu of surety, stay or appeal bonds, or to secure performance of contracts or bids, other than contracts for the payment of money borrowed, or deposits required by law as a condition to the transactions of business or other Liens or deposits of a like nature made in the ordinary course of business;

     (d) Liens in favor of M&I;

     (e) Liens securing purchase money indebtedness incurred in connection with the acquisition of property in the ordinary course of business, provided that:
(i) such Liens do not extend to or cover assets or properties other than those purchased in connection with the purchase in which such indebtedness was incurred; and (ii) the obligation secured by any such Lien so created shall not be less than eighty percent (80%) of the cost of the property covered thereby at the date of acquisition;

     (f) Liens on assets of Subsidiaries located outside the United States;

     (g) Liens securing customer advance payments; and

     (h) Liens in favor of Norwest Bank Wisconsin, N.A. and the City of Fremont with respect to the building addition and equipment purchased by the Company with the proceeds of loans from Norwest Bank and the City of Fremont as referenced in the Intercreditor Agreement between M&I and such lenders dated January 27, 1995.

     Person. "Person" shall mean and include an individual, partnership, corporation, trust, unincorporated organization and a government or any department or agency thereof.

     Plan. "Plan" shall mean any employee pension benefit plan subject to Title IV of ERISA maintained by the Company, any of the Subsidiaries or any member of the Controlled Group, or any such plan to which the Company, any of the Subsidiaries or any member of the Controlled Group is required to contribute on behalf of any of its employees.

     Pound Sterling Commitment. "Pound Sterling Commitment" shall mean the commitment of M&I to make Pound Sterling Loans to the Company under the Loan Agreement up to the maximum principal amount of One Million Pounds Sterling (L.1,000,000) through the Pound Sterling Commitment Termination Date, or such lesser amount resulting from a termination or reduction of the Pound Sterling Commitment pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement.

     Pound Sterling Commitment Fee. "Pound Sterling Commitment Fee" shall mean the fee payable by the Company in respect of the Pound Sterling Commitment pursuant to Section 2.12(b) of this Loan Agreement.

     Pound Sterling Commitment Termination Date. "Pound Sterling Commitment Termination Date" shall mean the earlier of (a) April 30, 1998 or (b) the date on which the Commitment is terminated pursuant to Section 2.13, 2.18 or 7.1 of this Loan Agreement.

     Pound Sterling Loans. "Pound Sterling Loans" shall mean the loans made from time to time to the Company by M&I pursuant to Section 2.4 of this Loan Agreement.

     Pound Sterling Note. "Pound Sterling Note" shall mean the promissory note dated November 20, 1995, as amended and restated on June 17, 1996, from the Company to M&I, evidencing the Pound Sterling Loans, together with all extensions, renewals, amendments, modifications and refinancings thereof.

     Pound Sterling Rate. "Pound Sterling Rate" shall mean with respect to any Pound Sterling Loan for any Interest Period, the rate per annum denominated in Pounds Sterling quoted to the Company by M&I for such Interest Period. The Company agrees that the interest rate quoted by M&I for any Interest Period for a Pound Sterling Loan is the rate at which M&I in its sole and exclusive discretion is willing to make such Pound Sterling Loan to the Company for the specified amount and that each determination of the applicable Pound Sterling Rate by M&I shall be conclusive and binding upon the parties hereto in the absence of demonstrable error.

     Prime Rate. "Prime Rate" shall mean the prime rate of interest announced by M&I from time to time as the base rate of interest for interest rate determinations. Each change in any rate of interest computed with respect to the Prime Rate shall take effect on the effective date of the change in the Prime Rate.

     Reportable Event. "Reportable Event" shall mean a reportable event as that term is defined in Title IV of ERISA.

     Revolving Credit Loans. "Revolving Credit Loans" shall mean the revolving credit loans made from time to time to the Company by M&I pursuant to Section
2.1 of this Loan Agreement.

     Revolving Credit Note. "Revolving Credit Note" shall mean the promissory note dated July 31, 1992, as amended and restated on July 15, 1994, on April 30, 1995 and on June 17, 1996, from the Company to M&I evidencing the Revolving Credit Loans, together with all extensions, renewals, amendments, modifications and refinancings thereof.

     Security Agreement. "Security Agreement" shall mean the Security Agreement dated March 1, 1994 as amended and restated on July 15, 1994, from the Company to M&I, as such Security Agreement may be amended from time to time.

     Second Term Loan. "Second Term Loan" shall mean the term loan made by M&I to the Company on July 15, 1994 pursuant to Section 2.3 of this Loan Agreement.

     Second Term Note. "Second Term Note" shall mean the promissory note dated July 15, 1994 from the Company to M&I evidencing the Second Term Loan in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00), together with all extensions, renewals, amendments, modifications and refinancings thereof.

     Subsidiary. "Subsidiary" shall mean any corporation more than 50% of the outstanding stock of which (of any class or classes, however designated, having ordinary voting power for the election of at least a majority of the members of the board of directors of such corporation, other than stock having such power only by reason of the happening of a contingency) shall at the time be owned by the Company directly or through one or more Subsidiaries.

     Term Loan. "Term Loan" shall mean the term loan made by M&I to the Company on March 1, 1994 pursuant to Section 2.2 of this Loan Agreement.

     Term Note. "Term Note" shall mean the promissory note dated March 1, 1994, as amended and restated on July 15, 1994, from the Company to M&I evidencing the Term Loan in the original principal amount of Two Million Nine Hundred Forty Thousand and 00/100 Dollars ($2,940,000.00), together with all extensions, renewals, amendments, modifications and refinancings thereof.


                                 ARTICLE II
                           COMMITMENTS; THE LOANS


     2.1 Revolving Credit Loans. (a) From time to time prior to the Commitment Termination Date and subject to the terms and conditions set forth in this Loan Agreement, M&I agrees to make Revolving Credit Loans to the Company. The aggregate amount of Revolving Credit Loans outstanding at any one time shall never exceed the Commitment. All Revolving Credit Loans shall be evidenced by the Revolving Credit Note, the Company being obligated, however, to pay the amount of Revolving Credit Loans actually made, together with interest on the amount which remains outstanding from time to time. The Company may borrow, repay and reborrow under this Section subject to the terms and conditions of this Loan Agreement. The Revolving Credit Note shall mature on the Commitment Termination Date.

     (b) Each Revolving Credit Loan shall be in a minimum aggregate amount of $100,000 or an integral multiple thereof. Each Revolving Credit Loan shall be made on written or telephonic notice. Each notice shall specify the date and amount of such

Revolving Credit Loan. Each such notice shall be effective upon receipt by M&I, and must be received by 12:30 P.M., Milwaukee time, on the day of the borrowing, which must be a Banking Day.

     (c) The unpaid principal of all Revolving Credit Loans shall bear interest at either: (i) LIBOR quoted for each Interest Period plus 2.25% or (ii) the Prime Rate, as selected by the Company upon written or telephonic notice at least one (1) Banking Day prior to the end of any calendar month. Each such notice of interest rate Conversion shall be effective upon receipt by M&I, and must be received by 12:30 P.M., Milwaukee time, to be considered as received on the day given. Any interest rate Conversion for all Revolving Credit Loans shall be effected only on the first day of any calendar month. Absent receipt by M&I of such notice of interest rate Conversion, all Revolving Credit Loans shall Continue to bear interest at the interest rate option previously selected by the Company. If the Revolving Credit Loans bear interest at the Prime Rate, such rate shall automatically change on the effective date of each change in the Prime Rate, and if the Revolving Credit Loans bear interest at LIBOR plus 2.25%, such rate shall automatically change on the first day of each Interest Period in accordance with the terms hereof.

     2.2 Term Loan. On March 1, 1994, M&I made the Term Loan to the Company in the original principal amount of $2,940,000, which Term Loan is evidenced by the Term Note. The Term Loan shall mature on September 1, 1997 and shall bear interest as set forth in the Term Note.

     2.3 Second Term Loan. (a) On July 15, 1994, M&I made the Second Term Loan to the Company in the original principal amount of $3,000,000, which Second Term Loan is evidenced by the Second Term Note. The Second Term Loan shall mature on September 1, 1997.

     (b) Unless the Company has requested that the Second Term Loan bear interest at the fixed rate provided in Section 2.3(c), the unpaid principal of the Second Term Loan shall bear interest at LIBOR quoted for each Interest Period plus 2.25%. Absent any notice of Conversion pursuant to Section 2.3(c), the Second Term Loan shall automatically Continue to bear interest at LIBOR plus 2.25% for each subsequent Interest Period.

     (c) At least one (1) Banking Day prior to the end of an Interest Period, the Company may request that the Second Term Loan bear interest at an annual fixed rate (the "Fixed Rate") equal to the "ask yield" for United States Treasury Notes for a term equivalent to the remaining balance of the term of the Second Term Loan at the time the Company makes such request, as listed in the Wall Street Journal one (1) Banking Day prior to the date of Conversion, plus 2.0%. Such notice of Conversion of the interest rate shall be received by M&I by 12:30 P.M. Milwaukee time and shall be in writing or by telephone promptly confirmed in writing. Once the interest rate for the Second Term

Loan has been Converted to the Fixed Rate, the Second Term Loan shall bear interest at such Fixed Rate until maturity.

     2.4 Pound Sterling Loans. (a) From time to time prior to the Pound Sterling Commitment Termination Date and subject to the terms and conditions set forth in this Loan Agreement, M&I agrees to make Pound Sterling Loans to the Company. The aggregate amount of Pound Sterling Loans outstanding at any one time shall never exceed the Pound Sterling Commitment. All Pound Sterling Loans shall be evidenced by the Pound Sterling Note, the Company being obligated, however, to pay the amount of Pound Sterling Loans actually made, together with interest on the amount which remains outstanding from time to time. The Company may borrow, repay and reborrow under this Section subject to the terms and conditions of this Loan Agreement; provided, however, payments on any Pound Sterling Loan for a particular Interest Period may only be made at the end of such Interest Period. The Pound Sterling Note shall mature on the Pound Sterling Termination Date.

     (b) Each Pound Sterling Loan shall be made on written or telephonic notice at least two (2) Banking Days prior to the day of a borrowing. Each day of a borrowing shall be a Banking Day. Each notice shall specify the date and amount of such Pound Sterling Loan. Each such notice shall be effective upon receipt by M&I, and must be received by 12:30 P.M., Milwaukee time, to be considered as received on the day given.

     (c) The unpaid principal of each Pound Sterling Loan shall bear interest at the Pound Sterling Rate quoted by M&I for the applicable Interest Period in accordance with the terms of this Loan Agreement. At the end of any Interest Period for any Pound Sterling Loan, the Company shall either: (i) pay such Pound Sterling Loan or (ii) provide M&I with written or telephonic notice of the Company's desire to Continue such Pound Sterling Loan into a subsequent Interest Period. Each such notice of Continuation shall be effective upon receipt by M&I, and must be received by 12:30 P.M., Milwaukee time, at least two (2) Banking Days prior to the end of the applicable Interest Period. If the Company fails to either pay a Pound Sterling Loan at the end of an Interest Period or provide M&I with a timely notice of Continuation as set forth above, then, at M&I's option: (i) such Pound Sterling Loan shall Continue to bear interest at the Pound Sterling Rate quoted by M&I pursuant to the terms hereof for the subsequent Interest Period; or (ii) the outstanding principal of and accrued interest on such Pound Sterling Loan shall be converted to US Dollars at the exchange rate in effect at the time M&I chooses to convert, and the US Dollar value of such Pound Sterling Loan shall bear interest at 2% in excess of the Prime Rate. After such a conversion by M&I, all payments of principal of and interest and fees on such Pound Sterling Loan shall be made in US Dollars.

     (d) All payments of principal of and interest on the Pound Sterling Note shall be made in Pounds Sterling, except as otherwise provided herein.

     (e) In the event of the occurrence of an Event of Default specified subsection (a) or (b) of the definition of Event of Default hereunder, or an acceleration pursuant to Section 7.1 of this Loan Agreement, M&I may at any time in its sole and exclusive discretion, convert the outstanding principal of and accrued interest on the Pound Sterling Loans to US Dollars at the exchange rate in effect at the time M&I chooses to convert, and the US Dollar value of all Pound Sterling Loans shall bear interest at 2% in excess of the Prime Rate. After such a conversion, all payments of principal of and interest and fees on the Pound Sterling Note shall be made in US Dollars.

     2.5 Setting and Notice of Rates. Prior to the date of any proposed borrowing, Conversion or Continuation of any Loan, the Company may request that M&I provide the Company with a quote of the then-current Fixed Rate, Prime Rate, Pound Sterling Rate or Adjusted Interbank Rate. The applicable interest rate for any Loan shall be determined by M&I in accordance with this Loan Agreement. Each determination of the applicable interest rate by M&I shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error.

     2.6 Computation of Interest and Fees. All interest and fees under this Loan Agreement or the Notes shall be computed for the actual number of days elapsed on the basis of a 360-day year.

     2.7 Default Interest on the Loans. In the event that any amount of the principal of, or interest on, any Note is not paid on the date when due (whether at stated maturity, by acceleration or otherwise), the entire principal amount outstanding under such Note shall bear interest from the day following the due date until all such overdue amounts have been paid in full at the rate per annum which is equal to the greater of: (a) 2% in excess of the rate applicable to the unpaid amount immediately before such Note became due, or (b) 2% in excess of the Prime Rate.

     2.8 Payments. (a) Interest accrued on the Revolving Credit Loans shall be paid: (i) at the end of each Interest Period when the Revolving Credit Loans bear interest at LIBOR; and (ii) on the first day of each month when the Revolving Credit Loans bear interest at the Prime Rate. The outstanding unpaid principal balance of and accrued interest on the Revolving Credit Loans shall be paid in full on the Commitment Termination Date. In the event that the outstanding principal balance of the Revolving Credit Loans at any time exceeds the Commitment, the Company shall make a mandatory payment of principal in the amount necessary to reduce such balance to be less than or equal to the Commitment.

     (b) Interest accrued on the Pound Sterling Loans shall be paid at the end of each Interest Period. The outstanding unpaid principal balance of and accrued interest on the Pound Sterling Loans shall be paid in full on the Pound Sterling Commitment Termination Date. In the event that the outstanding principal balance of the Pound Sterling Loans at any times exceeds the Pound Sterling Commitment, the Company shall make a mandatory payment of principal in the amount necessary to reduce such balance to be less than or equal to the Pound Sterling Commitment.

     (c) The principal of and accrued interest on the Term Loan shall be payable in accordance with the terms of the Term Note.

     (d) The principal of and accrued interest on the Second Term Loan shall be payable in accordance with the terms of the Second Term Note.

     (e) All payments of principal of or interest on the Notes (including prepayments with respect to the Notes) shall be made in immediately available funds by the Company to M&I, to be effected by a direct charge of M&I against the account of the Company maintained at M&I (account number 507). Whenever any payment to be made under this Loan Agreement or under the Notes shall be stated to be due on a date other than a Banking Day such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of payment of interest or any fees.

     2.9 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by M&I on or before the date of such payment, or in the absence of such notice, as M&I shall determine in its discretion.

     2.10 Prepayments. The Company may from time to time prepay the Loans in whole or in part, provided, that: (a) Pound Sterling Loans shall be prepaid only on the last day of the Interest Period applicable thereto in accordance with the terms of this Loan Agreement; (b) each partial prepayment shall be in a minimum aggregate principal amount of $100,000 in respect of all Loans other than Pound Sterling Loans and in a minimum aggregate principal amount of L.100,000 in respect of Pound Sterling Loans; and (c) any prepayment of the entire principal amount of all Loans shall include accrued interest, fees and other liabilities of the Company in respect of such Loans to the date of prepayment. Any prepayments of the Term Loan or the Second Term Loan shall be applied in inverse order of the principal installments due thereon and the Company shall pay accrued interest to the date of prepayment on the principal amount of the Term Loan or the Second Term Loan being prepaid, as the case may be.

     2.11 Recordkeeping. M&I shall record in its records the date and amount of each Loan and each repayment of Loans. The aggregate amounts so recorded shall be rebuttable presumptive evidence of the principal and interest owing and unpaid on the Notes. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company under this Loan

Agreement or under the Notes to repay the principal amount of the Loans together will all interest accruing thereon.

     2.12 Commitment Fees. (a) On the first day of April, July, October and January of each year and continuing until the Commitment Termination Date, the Company agrees to pay to M&I a Commitment Fee, computed at the rate of three-eighths of one percent (3/8%) per annum, on the daily average amount by which the Commitment exceeds the aggregate amount of Revolving Credit Loans outstanding during the previous calendar quarter. A pro rata portion of the Commitment Fee shall be due on the Commitment Termination Date.

     (b) On the first day of April, July, October and January of each year and continuing until the Pound Sterling Commitment Termination Date, the Company agrees to pay to M&I a Pound Sterling Commitment Fee, computed at the rate of three-eighths of one percent (3/8%) per annum, on the daily average amount by which the Pound Sterling Commitment exceeds the aggregate amount of Pound Sterling Loans outstanding during the previous calendar quarter. A pro rata portion of the Pound Sterling Commitment Fee shall be due on the Pound Sterling Commitment Termination Date. Except as otherwise provided herein, the Pound Sterling Commitment Fee shall be calculated and paid in Pounds Sterling.

     2.13 Reduction or Termination of Commitments. (a) The Company may from time to time before the Commitment Termination Date or the Pound Sterling Commitment Termination Date, as the case may be, upon at least one Banking Day's prior notice to M&I, permanently reduce the amount of the Commitment or the Pound Sterling Commitment but only upon payment of the outstanding principal of the Revolving Credit Loans which is in excess of the then reduced amount of the Commitment or payment of the outstanding principal of the Pound Sterling Loans which is in excess of the then reduced amount of the Pound Sterling Commitment, as the case may be. Any reduction of the Commitment which would require payment of a Revolving Credit Loan bearing interest at LIBOR may be made only at the end of an Interest Period. Any reduction in the Commitment shall be in an amount of $500,000 or an integral multiple thereof. Any reduction of the Pound Sterling Commitment which would require payment of a Pound Sterling Loan may be made only at the end of an Interest Period.

     (b) The Company may at any time on like one-day notice as described in this Section and subject to all other restrictions in this Loan Agreement, terminate the Commitment or the Pound Sterling Commitment upon payment in full of all outstanding Revolving Credit Loans or Pound Sterling Loans, as the case may be, together with all accrued interest, fees and other liabilities of the Company in respect of such Loans under this Loan Agreement.

     2.14 Warranty. Each notice of borrowing or Continuation or Conversion shall automatically constitute a warranty by the

Company to M&I that, on the requested date of such Loan or Continuation or Conversion, as the case may be: (a) all of the representations and warranties of the Company contained in this Loan Agreement shall be true and correct on such date as though made on such date; and (b) no Event of Default shall exist on such date and no event shall have occurred and be continuing which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both.

     2.15 Use of Proceeds. The Company shall use the proceeds of Loans, to the extent required, to repay existing loans made by M&I to the Company and for working capital and other purposes of the Company and the Existing Subsidiaries.

     2.16 Indemnity. The Company will indemnify M&I against any loss or expense which M&I may sustain or incur (including, without limitation, any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by M&I to fund or maintain Loans, as reasonably determined by M&I: (a) in employing deposits to effect, fund or maintain a Loan based on the Interbank Rate or the Pound Sterling Rate, the Term Loan or the Second Term Loan, as a consequence of any failure by the Company to make any payment when due of any amount due hereunder in connection with any such Loan; (b) due to any failure of the Company to borrow or Continue or Convert a Loan on a date specified therefor in a notice thereof pursuant to this Loan Agreement; or (c) due to any payment, prepayment or Conversion of any Loan on a date other than the last day of the Interest Period for such Loan.

     2.17 Increased Costs. If any law or any governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or compliance of M&I with such, affects the amount of capital required or expected to be maintained by M&I or any corporation controlling M&I and M&I determines the amount of capital required is increased or the profitability of this Loan Agreement to M&I is decreased by or based upon the existence of this Loan Agreement, the Loans, the Commitments hereunder, then, within 15 days of demand by the M&I, the Company shall pay M&I that portion of such increased expense incurred or the amount of reduction in an amount received which M&I determines is attributable to making, funding and maintaining its Loans and its Commitments.

     2.18 Change of Control. In the event following a Change of Control (as defined hereafter) M&I determines that such Change of Control gives it reason to believe that there has been, or may be, a change in the direction, methods of operation, financial condition or prospects of the Company, M&I may, by notice to the Company, and notwithstanding any request made by the Company for Loans hereunder prior to or simultaneously with the giving of such notice: (a) reduce the amount of the Commitments to an amount equal to the aggregate principal amount of the Revolving Credit Loans and Pound Sterling Loans then outstanding (whereupon the Commitments shall be so reduced) and/or (b) terminate the

Commitments (whereupon the Commitments shall terminate) and/or (c) require that the Company pay or prepay all of the Loans hereunder (or such lesser portion thereof as M&I may specify in such notice) on the date seven Banking Days thereafter (or on the later date with respect to any or all of such Loans as specified in such notice), together with interest on the principal so prepaid accrued to the date of such payment or prepayment and all other amounts owing hereunder (whereupon the Company shall be required to so pay or prepay the Loans together with such interest and such other amounts).

     "Change of Control" shall mean an event or series of events by which (A) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding voting securities of the Company; or (B) during any period of two consecutive years (not including any period prior to the effective date of the Agreement), individuals who at the beginning of such period constituted the board of directors of the Company and any new directors, whose election by the Company's directors or nomination for election by Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Company's directors then still in office who either were Company directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitutes a majority thereof. Notwithstanding the foregoing, acquisition or ownership of shares of the Company by an employee benefit plan shall not be deemed a Change of Control.

     2.19 Deposits Unavailable or Interest Rate Unascertainable. (a) If M&I is advised that deposits in Pounds Sterling or in dollars, as the case may be, (in the applicable amount) are not being offered to banks in the relevant market for an Interest Period, or M&I otherwise determines (which determination shall be binding and conclusive on all parties) that by reason of circumstances affecting the currency market or the interbank Eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Interbank Rate or Pound Sterling Rate; or

     (b) If lenders similar to M&I have determined that the Interbank Rate will not adequately and fairly reflect the cost to such lenders of maintaining or funding loans based on such rate for an Interest Period, or that the making or funding of such Loans has become impracticable as a result of an event occurring after the date of this Loan Agreement which in the opinion of M&I materially affects such Loans;

then so long as such circumstances shall continue, M&I shall not be under any obligation to make or Continue Loans based on such rate, and on the last day of the then-current Interest Period: (i) such Loans bearing interest by reference to the Interbank Rate shall bear interest at the Prime Rate and (ii) such Loans bearing interest by reference to the Pound Sterling Rate shall be converted to US Dollars at the exchange rate in effect at the time of such conversion as determined by M&I and shall bear interest at the Prime Rate.

     2.20 Change in Law Rendering Loans Unlawful. In the event that any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it unlawful for any M&I to make, maintain or fund Loans based on the Pound Sterling Rate or LIBOR, then: (a) M&I shall promptly notify the Company; (b) the obligation of M&I to make or Continue Loans based on such rate shall be suspended for the duration of such unlawfulness; (c) such Loans based on the Pounds Sterling Rate shall be converted to US Dollars at the exchange rate in effect at the time of such conversion as determined by M&I; and (d) on the last day of the then-current Interest Period, such Loans shall bear interest at the Prime Rate.

     2.21 Taxes. (a) Any and all payments by the Company hereunder shall be made without deduction or withholding for any and all present or future taxes, levies, imposts, deductions or charges and all liabilities with respect thereto (collectively, "Taxes"). If the Company shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder: (i) the sum payable shall be increased as may be necessary so that after making all required deductions M&I receives an amount equal to the sum it would have received had no such deductions been made; and (ii) the Company shall pay, or cause to be paid, the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     (b) If the Company makes, or causes to be made, any payment hereunder in respect of which the Company, or any Subsidiary, is required by law to make any deduction or withholding of any Taxes, it shall pay the full amount to be deducted or withheld to the relevant taxation or other authority within the time allowed for such payment under applicable law and shall deliver to M&I, as soon as practicable after it has made such payment to the applicable authority, a receipt issued by such authority or, if no such receipt is available, a statement of the Company confirming the payment to such authority of all amounts so required to be deducted or withheld from such payment.

     2.22 Discretion of M&I as to Manner of Funding. Notwithstanding any provision of this Loan Agreement to the contrary, M&I shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit.

                                 ARTICLE III
                                 CONDITIONS

     3.1 All Loans. The obligation or option, as the case may be, of M&I to make each Loan is subject to the satisfaction, on the date of making each Loan, of the following conditions: (a) the representations and warranties of the Company contained in this Loan Agreement shall be true and accurate on and as of such date, except to the extent of changes permitted by, or caused by the transactions contemplated by, this Loan Agreement; (b) there shall not exist on such date an Event of Default and no event shall have occurred and be continuing which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both; (c) such Loan shall not be prohibited by any applicable law or governmental regulation; and (d) all proceedings to be taken in connection with such Loan and all documents incident thereto shall be reasonably satisfactory in form and substance to M&I and its counsel.

                                 ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES

     The Company hereby represents and warrants to M&I as follows:

     4.1 Organization and Qualification. The Company and each Subsidiary is a corporation duly and validly organized and existing and in good standing under the laws of the jurisdiction of its respective incorporation and has the corporate power and all material licenses, permits and franchises necessary to own its assets and properties and to carry on its business. The Company and each Subsidiary is duly licensed or qualified to do business in all jurisdictions in which failure to do so would have a material adverse effect on its business or financial condition.

     4.2 Financial Statements. All of the financial statements heretofore furnished to M&I are accurate and complete, were prepared in accordance with generally accepted accounting principles consistently applied throughout all periods and fairly present the financial condition and the results of operation of the relevant Person for the periods and as of the relevant dates thereof, subject to audit and normal year-end adjustments. There has been no material adverse change in the business, properties or condition, financial or otherwise, of the Company and the Subsidiaries, taken as a whole, since the date of the latest of such financial statements.

     4.3. Authorization; Enforceability. The making, execution, delivery and performance of this Loan Agreement and compliance with its terms and the making, execution, delivery and issuance of the Notes by the Company have been duly authorized by all necessary corporate action. This Loan Agreement is the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Notes, when executed, issued and delivered by the Company, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     4.4 Absence of Conflicting Obligations. The making, execution, delivery and performance of this Loan Agreement and the Notes and compliance with their respective terms, do not violate any presently existing provision of law or the Articles of Incorporation or By-laws of the Company or any Subsidiary or any agreement to which the Company or any Subsidiary is a party or by which it is bound.

     4.5 Taxes. The Company and each Subsidiary have filed all federal, state, foreign and local tax returns which were required to be filed, and have paid or made provision for the payment of all taxes owed by them, and no material tax deficiencies have been proposed or assessed against the Company and the Subsidiaries, taken as a whole.

     4.6 Absence of Litigation. Neither the Company nor any Subsidiary is a party to, nor so far as is known to the Company or any Subsidiary is there any threat of, any litigation or administrative proceeding which would, if adversely determined, cause any material adverse change in, the assets and properties of, or any material impairment of the right to carry on the business as now conducted by, or would cause any material adverse effect on the financial condition of, the Company and the Subsidiaries, taken as a whole.

     4.7 Undisclosed Liabilities. Neither the Company nor any Subsidiary has any material liabilities of any nature not disclosed in writing to M&I.

     4.8 Accuracy of Information. All information, certificates or statements by the Company or any Subsidiary given in, or pursuant to, this Loan Agreement have been, are and shall be accurate, true and complete in all material respects when given.

     4.9 Title to Property. The Company and each Subsidiary have good and marketable title to, or a valid leasehold interest in, their respective assets and properties and there are no mortgages, deeds of trust, pledges, Liens, security interests or other charges or encumbrances of any nature on any of the assets or properties of the Company or any Subsidiary, except Permitted Liens.

     4.10 ERISA. Except for the unfunded liabilities described in the financial statements referenced in Section 4.2 above, the Company has no knowledge that (a) any Plan is in non-compliance in any material respect with the applicable provisions of ERISA; or (b) the Company or any Subsidiary has incurred any "accumulated funding deficiency" within the meaning of Section 302(a)(2) of ERISA in connection with any Plan.

     4.11 Subsidiaries. The only Subsidiaries of the Company are the Existing Subsidiaries. The Company owns at least 95% of the issued and outstanding capital stock of each of the Existing Subsidiaries.

     4.12 Federal Reserve Regulations. The Company and each Subsidiary will not, directly or indirectly, use any of the Loans for the purpose of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 C.F.R. 221, as amended).
Neither the Company nor any Subsidiary will take or permit any action which would involve a violation of any regulation of the Board of Governors of the Federal Reserve System.

     4.13 Offering of Notes. Neither the Company nor any Subsidiary nor any agent acting for them has offered the Notes or any similar obligation of the Company or any Subsidiary for sale to or solicited any offers to buy the Notes or any similar obligation of the Company or any Subsidiary from any Person other than M&I, and neither the Company nor any Subsidiary nor any agent acting for them will take any action which would subject the sale of the Notes to the registration provisions of the Securities Act of 1933, as amended.


                                  ARTICLE V
                             NEGATIVE COVENANTS

     From and after the date of this Loan Agreement, and while any part of the Commitments or any of the Loans remains outstanding and until the entire amount of fees due under this Loan Agreement and principal and interest due under the Notes is paid in full, the Company will not, nor will it permit any Subsidiary, without the prior written consent of M&I:

     5.1 Liens. Incur, create, assume or permit to be created or allow to exist any mortgage, pledge, encumbrance or other Lien upon or security interest in any of its assets or properties, except Permitted Liens.

     5.2 Sale of Assets, Consolidation, Merger. (a) Sell, lease or otherwise dispose of all or a substantial part of its assets or properties to any Person, whether in one or a series of transactions, except for sales of inventory in the ordinary course of business (b) consolidate with or merge into any other corporation, or permit another corporation to merge into it, or acquire all or substantially all of the properties or assets of any other Person, whether in one or a series of transactions, unless the Company is the surviving entity and remains principally engaged in the development, manufacture, marketing and distribution of components for industrial machinery and for industrial processes of the type manufactured and distributed by the Company as of the day immediately before the effective date of such consolidation or merger.

     5.3 Dividends. Declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding, except that (a) dividends may be declared and paid so long as, after giving effect thereto, there is no Event of Default hereunder or event which, with the passage of time or giving of notice, would constitute an Event of Default, (b) the Company may repurchase up to $200,000 of its capital stock in each fiscal year so long as, after each repurchase, there is no Event of Default hereunder or event which, with the passage of time or giving of notice, would constitute an Event of Default and (c) any Subsidiary may declare and pay dividends to the Company or to a wholly-owned Subsidiary.

     5.4 Indebtedness. Incur, create, assume or otherwise become primarily or secondarily liable or absolutely or contingently liable, or permit to exist, any Indebtedness other than (a) Indebtedness of the Company to M&I, (b) Indebtedness represented by capitalized leases, (c) Indebtedness secured by any Permitted Lien, (d) unsecured accounts payable and other unsecured obligations of the Company incurred in the ordinary course of business of the Company and not as a result of any borrowing, (e) Indebtedness of the Subsidiaries to nondomestic lenders who are located outside of the United States, and (f) customer deposits and performance guaranties.

     5.5 Pound Sterling and Revolving Credit Loans. Permit: (a) the amount of outstanding Revolving Credit Loans to ever exceed the Commitment; or (b) or the amount of outstanding Pound Sterling Loans to ever exceed the Pound Sterling Commitment.

     5.6 Capital Expenditures. Make, or enter into any binding agreement to make, expenditures for fixed or capital assets in any fiscal year in excess, in the aggregate on a noncumulative basis, of: (a) the amount of the depreciation taken for such fiscal year, plus (b) an amount equal to the Consolidated Net Income of the Company and its Subsidiaries for the same such fiscal year; provided, however, that the limitation for the 1996 fiscal year shall be $5,125,000 on a noncumulative basis.

     5.7 Loans and Advances.  Make any loan or advance to any Person, except:
(a) extensions of credit in the ordinary course of business by the Company; (b) advances to officers and employees of the Company for travel and other expenses in the ordinary course of business and (c) extensions of credit in Pounds Sterling by the Company to Oilgear Towler Ltd. not to exceed L.1,500,000 in the aggregate.

     5.8 Transactions with Affiliates. Engage in any transaction with an Affiliate on terms materially less favorable to the Company than would be available at the time from a Person who is not an Affiliate. "Affiliate" shall mean any Person: (a) that directly or indirectly controls, or is controlled by, or is under common control with, the Company or any Subsidiary; (b) that directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Company or any Subsidiary; (c) five percent (5%) or more of the voting stock of which Person is directly or indirectly beneficially owned or held by Borrower or any Subsidiary; (d) that is an officer or director of the Company or any Subsidiary; (e) of which an Affiliate is an officer or director; or (f) who is related by blood adoption or marriage to an Affiliate. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     5.9 Investments.  Make any Investments in or to other Persons, except:
(a) Investments in insured savings accounts and certificates of deposit; (b) Investments in prime commercial paper, rated at least either P-1 by Moody's Investors Service or A-1 by Standard & Poor's Corporation, maturing within one year of the date of acquisition; (c) purchases of insurance on lives of officers or employees of the Company; (d) Investments in money market instruments or funds; and (e) Investments in obligations of a governmental body, rated "A" or better, maturing within one year of the date of acquisition.

                                   ARTICLE VI
                             AFFIRMATIVE COVENANTS

     From and after the date of this Loan Agreement, and while any part of the Commitments or the any of the Loans remains outstanding and until the entire amount of fees due under this Loan Agreement and principal and interest due under the Notes is paid in full, the Company shall, and shall cause its Subsidiaries to:

     6.1 Corporate Existence; Properties. (a) Maintain its corporate existence; (b) comply with all material applicable laws; (c) conduct its business substantially as now conducted; (d) maintain all tangible assets in good repair, working order and condition; (e) maintain insurance of such nature and in such amounts as is customarily maintained by companies engaged in the same or similar business; and (f) maintain a standard and modern system of accounting in accordance with generally accepted principles of accounting consistently applied in all material respects throughout all accounting periods.

     6.2 Reporting Requirements. Furnish to M&I such information respecting the business, assets and financial condition of the Company and any Subsidiary as M&I may reasonably request and without request furnish to M&I:

     (a) within 45 days after the end of each fiscal quarter in each fiscal year, a consolidated and consolidating balance sheet of the Company and all Subsidiaries as of the end of each such fiscal quarter and of the comparable fiscal quarter in the preceding fiscal year and consolidated and consolidating statements of income and surplus of the Company and all

Subsidiaries for each such fiscal quarter and for that part of the fiscal year ending with each fiscal quarter and for the corresponding periods of the preceding fiscal year, all in reasonable detail and certified as true and correct, subject to audit and normal year-end adjustments, by the chief financial officer of the Company; and

     (b) as soon as available, and in any event within 90 days after the close of each fiscal year, a copy of the detailed annual audit report for such year and accompanying consolidated and consolidating financial statements of the Company and all Subsidiaries prepared in reasonable detail and in accordance with generally accepted accounting principles by independent certified public accountants of recognized standing selected by the Company, and reasonably satisfactory to M&I, which audit report shall be accompanied by: (i) an opinion of such accountants, in form and substance reasonably satisfactory to M&I, to the effect that the same fairly presents the consolidated and consolidating financial condition and the consolidated and consolidating results of operations of the Company and all Subsidiaries for the periods and as of the relevant dates thereof, and (ii) a certificate of such accountants setting forth their computations as to the Company's compliance with Sections 6.5, 6.6, 6.7 and 6.11 of this Loan Agreement stating that in the ordinary course of their audit, conducted in accordance with generally accepted auditing practices, they did not become aware of any Event of Default or, if their audit disclosed an Event of Default, a specification of the Event of Default and the actions taken or proposed to be taken by the Company with respect thereto; and

     (c) promptly after the same are available, copies of all such proxy statements, reports and financial statements as the Company shall send to its stockholders;

     (d) together with each delivery required by Sections 6.2(a) and (b) of this Loan Agreement, an Officer's Certificate; and

     (e) promptly after the same are available, copies of all reports submitted to the Company or any Subsidiary by independent certified public accountants in connection with any annual or special audit made of the books and records of the Company or any Subsidiary or relating to the management, operation, accounting procedures or internal controls of the Company or any Subsidiary.

     6.3 Taxes. Pay all taxes and assessments prior to the date on which penalties attach thereto, except for any tax or assessment which is either not delinquent or which is being contested in good faith and by proper proceedings and against which adequate reserves have been provided.

     6.4 Inspection of Properties and Records. Permit representatives of M&I, upon reasonable notice by M&I, to visit any of its properties and examine any of its books and records at any reasonable time during normal business hours and as often as may be reasonably desired and facilitate such inspection and examination.

     6.5 Consolidated Current Ratio. Maintain at all times a Consolidated Current Ratio which is not less than 2.0 to 1.0.

     6.6 Consolidated Debt to Worth Ratio. Maintain at all times a Consolidated Debt to Worth Ratio of not more than (a) 3.00:1.0 on December 31, 1995 through and including December 30, 1996; and (b) 2.75:1.0 on December 31, 1996 and at all times thereafter.

     6.7 Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of at least $17,785,000 at January 1, 1996 through December 30, 1996 which Consolidated Tangible Net Worth requirement shall increase annually on December 31 of each year, commencing December 31, 1996 by (a) an amount equal to 60% of the consolidated net income, as shown on the audited financial statements of the Company and its Subsidiaries for the fiscal year ending on such December 31 (but not less than zero) plus (b) an amount equal to 75% of any other increase in equity for such fiscal year.

     6.8 Compliance with Laws. (a) Comply with the requirements of all applicable environmental, health, safety and sanitation laws and orders of regulatory and administrative authorities with respect thereto which are reasonably known to the Company, and without limiting the generality of the foregoing, promptly undertake and diligently pursue to completion appropriate and lawful (as reasonably determined by the Company) remedial containment and clean-up action in the event of any release of oil or hazardous material or substance on, upon or into any real property owned, operated or in the control of the Company; and (b) comply in all material respects with all other laws applicable to the Company, its Subsidiaries, its assets or operations.

     6.9 ERISA. Comply in all material respects with the applicable provisions of ERISA, the Internal Revenue Code of 1986 (as amended) and any other federal law applicable to a Plan and the regulations and published interpretations thereunder.

     6.10 Notices. The Company shall forthwith provide M&I with written notice upon the occurrence of any of the following events: (a) the uninsured employee benefit obligations assumed by the Company at any time exceeds $150,000 per individual; (b) the Company requests reimbursement under the Company's employee benefit insurance policy; or (c) an Event of Default. Any notice of the occurrence of an Event of Default shall set forth the details thereof and the action which is being taken or proposed to be taken by the Company with respect thereto.

     6.11 Consolidated Debt Service Coverage Ratio. Maintain at all times a Consolidated Debt Service Coverage Ratio of at least 1.15:1.0.

                                 ARTICLE VII
                                  REMEDIES

     7.1 Acceleration. (a) Upon the occurrence of any Event of Default specified in subsection (g) or (h) of the definition of Event of Default hereunder, then, without notice, demand or action of any kind by M&I: (i) the Commitments and M&I's obligation to make any Loans shall automatically and immediately terminate, and (ii) the entire amount of unpaid fees under this Loan Agreement and the entire amount of unpaid principal and accrued and unpaid interest under the Notes shall be automatically and immediately due and payable.

     (b)  Upon the occurrence of any Event of Default specified in subsection
(a), (b), (c), (d), (e), (f), (i) or (j) of the definition of Event of Default hereunder, M&I may, without notice or demand: (i) immediately terminate the Commitments and M&I's obligation to make any Loans, and (ii) declare the entire amount of unpaid fees under this Loan Agreement and unpaid principal and accrued and unpaid interest under the Notes immediately due and payable.

     7.2 Remedies Not Exclusive. No remedy herein conferred upon M&I is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No failure or delay on the part of M&I in exercising any right or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude other or further exercise thereof or the exercise of any other right or remedy.

     7.3 Setoff. The Company agrees that M&I shall have all rights of setoff and bankers' Lien provided by applicable law, and in addition thereto, the Company agrees that if at any time any payment or other amount owing by the Company under the Notes or this Loan Agreement is then due to M&I, M&I may apply to the payment of such payment or other amount any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with M&I.

                                ARTICLE VIII
                                MISCELLANEOUS

     8.1 Acquisition of Notes. M&I represents that it is acquiring the Notes for its own investment and not with a view to or for sale in connection with any distribution of the Notes, or with any present intention of selling the Notes, subject to M&I granting participations pursuant to Section 8.12 of this Loan

Agreement and the fact that the disposition of M&I property shall at all times be within their control.

     8.2 Indemnification. The Company hereby indemnifies, agrees to defend and holds M&I from and against all loss, liability, damage and expense, including costs associated with administrative and judicial proceedings and attorneys' fees, ever suffered or incurred by M&I on account of: (a) the Company's failure to comply with any environmental, health, safety or sanitation law or any order of any regulatory or administrative authority with respect thereto; (b) any release of oil or hazardous materials or substances on, upon or into real property owned, operated or controlled by the Company; and (c) any and all damage to natural resources or real property or harm or injury to Persons resulting or alleged to have resulted from such failure to comply or release of oil or hazardous materials or substances.

     8.3 Expenses and Attorney's Fees. The Company shall pay all fees and expenses incurred by M&I, including the fees of counsel, in connection with the negotiation, preparation and any amendment of this Loan Agreement and the consummation of the transactions contemplated herein, and the protection or enforcement of M&I's rights under this Loan Agreement or the Notes, including without limitation the protection and enforcement of such rights in any bankruptcy, reorganization or insolvency proceeding involving the Company.

     8.4 Assignability; Successors. The Company's rights and liabilities under this Loan Agreement are not assignable or delegable, in whole or in part, without the prior written consent of M&I. The provisions of this Loan Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties.

     8.5 Survival. All agreements, representations and warranties made in this Loan Agreement or in any document delivered pursuant hereto shall survive the execution of this Loan Agreement, the making of the Loans and the delivery of any such document.

     8.6 Governing Law. This Loan Agreement, the Notes and the other documents issued pursuant hereto shall be governed by the laws of the State of Wisconsin.

     8.7 Counterparts; Headings. This Loan Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. The Table of Contents and Article and Section headings in this Loan Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     8.8 Entire Agreement. This Loan Agreement, the Notes and the other documents referred to herein and therein contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth herein. This Loan Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

     8.9 Notices. All communications or notices required or permitted by this Loan Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of the other parties or when deposited in the United States mail, certified or registered mail, postage prepaid, and addressed as follows, unless and until any of such parties notifies the others in accordance with this Section of a change of address:





                if to the Company:      The Oilgear Company
                                        Attn:  Mr. Thomas Price
                                               Vice President of
                                               Finance/Secretary
                                        2300 South 51st Street
                                        Milwaukee WI  53219

                if to M&I:              M&I Marshall & Ilsley Bank
                                        Attn:  Brad D. Chapin
                                               Vice President
                                        770 North Water St.
                                        Milwaukee WI  53201

     8.10 Amendment. No amendment of this Loan Agreement shall be effective unless in writing and signed by the Company and M&I.

     8.11 Taxes. If any taxes shall be payable solely in respect of the execution or delivery of this Loan Agreement or the execution, delivery or issuance of the Notes, the Company will pay all such taxes, including interest and penalties, and hereby indemnifies M&I against any such liability.

     8.12 Participation. M&I may, at any time and from time to time, grant to any bank or banks a participation in any part of the Loans, provided that M&I shall retain the right to amend, modify, waive or enforce the provisions of this Loan Agreement. All of the representations, warranties and covenants of the Company in this Loan Agreement are also made to any participant with the same force and effect as if expressly so made.

     8.13 Severability. Any provision of this Loan Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     8.14 No Reliance. No third party is entitled to rely on any of the agreements of the parties contained in this Loan Agreement and the parties assume no liability to any third party because of any reliance on the agreements of the parties contained in this Loan Agreement.

     8.15 Confirmations. The Company and M&I agree, from time to time and upon receipt of a written request therefor, to confirm to the other parties to this Loan Agreement the aggregate unpaid principal amount of the Loans then outstanding under this Loan Agreement. M&I agrees, from time to time and upon receipt of a written request therefor, to make the Notes available for reasonable inspection by the Company at the principal office of M&I during M&I's normal business hours.

     8.16 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidated or other accounting computation is required to be made for purposes of this Loan Agreement, such determination and calculation shall, to the extent applicable and except as otherwise specified in this Loan Agreement, be made in accordance with generally accepted accounting principles applied on a basis consistent with those in effect at the time of such determination or calculation.

     8.17 Accounting Terms; Definitions. Except as otherwise specifically defined in this Loan Agreement, all accounting terms shall be construed in accordance with generally accepted accounting principles as in effect on the date of this Loan Agreement and financial data submitted pursuant to this Loan Agreement shall be prepared in accordance with such principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Loan Agreement on the day and year first above written.

                                        THE OILGEAR COMPANY


                                        By: /s/ Thomas J. Price
                                           ------------------------------------
                                           Thomas J. Price, Vice President
                                           of Finance/Secretary


                                        M&I MARSHALL & ILSLEY BANK


                                        By: /s/ Brad D. Chapin
                                           ------------------------------------
                                           Brad D. Chapin, Vice President

                                        Attest:
                                        /s/  Mark R. Hogan
                                        ---------------------------------------
                                        Mark R. Hogan, Sr. Vice President

                                  EXHIBIT 1

                            LIST OF SUBSIDIARIES



                                                     Jurisdiction
                                                      in which
            Name of Subsidiary                       Incorporated
            ------------------                       ------------
       Oilgear GmbH                                  Republic of Germany

       Oilgear International Corporation             Wisconsin

       Oilgear F.S.C., Inc.                          Virgin Islands

       Oilgear Ltd.                                  England

       Oilgear Towler Ltd.                           England

       Oilgear Towler S.A.                           France

       Oilgear Towler S.A.                           Spain

       Oilgear SLR                                   Italy

       Oilgear Towler Australia Pty. Ltd.            Australia

       Oilgear Mexicana                              Mexico

       Oilgear Asia PTE Ltd.                         Singapore

       Oilgear Towler Polyhydron Pvt. Ltd.           India

                                  EXHIBIT 2

                        FORM OF OFFICER'S CERTIFICATE

M&I Marshall & Ilsley Bank
770 North Water Street
Milwaukee, Wisconsin  53202-3593
Attention:  Mr. Brad D. Chapin

Gentlemen:

     This certificate is delivered to you pursuant to a Loan Agreement dated as of September 28, 1990, as amended and restated as of June 17, 1996, by and between The Oilgear Company (the "Borrower") and M&I Marshall & Ilsley Bank ("M&I"). The defined terms in the Loan Agreement are used herein with the same meaning as specified in the Loan Agreement. The undersigned hereby certify that:

     1. To the best of our knowledge, all of the representations and warranties of the Borrower in the Loan Agreement are true and correct on the date hereof as if made on the date hereof.

     2. To the best of our knowledge, no Event of Default (as such term is defined in the Loan Agreement) or event which, with the passage of time or giving of notice, or both, would become such an Event of Default, exists on the date hereof.

     3. Enclosed herewith are the financial statements described in Section 6.2(a) [6.2(b)] of the Loan Agreement, respectively, for the month and period ended on __________, 19__ (the "Financials"). To the best of our knowledge, the Financials are accurate and complete, were prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial conditions and results of operations of the Borrower and all Subsidiaries as of the dates hereof and for the periods covered thereby, subject to audit and normal year-end adjustments.

     4. As of __________, ____, the Consolidated Debt to Worth Ratio, the Consolidated Tangible Net Worth, the Consolidated Debt Service Coverage Ratio and the Consolidated Current Ratio are as set forth in Schedule 1 hereto.

     Dated:  __________, 19__.

                                    THE OILGEAR COMPANY

                                    By: __________________________

______________________________
     If an Event of Default (as defined in the Loan Agreement), or event exists which, with the passage of time or giving of notice, or both, would become such an Event of Default, specify: (1) the facts and circumstances of such event; and (2) the actions which the Borrower has taken, is taking or proposes to take to remedy such situation.